Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (this “Agreement”) is made as of the 31st day of October 2006 by and between NaturalNano, Inc. (the “Company”) and Michael D. Riedlinger (the “Executive”). In consideration of the covenants and undertakings set forth in this Agreement, the Company and the Executive, intending to be legally bound, covenant and agree as follows:

I.    Resignation.

The Executive hereby tenders his resignation as President of the Company and as a member of the Company’s Board of Directors, effective immediately. The Company and the Board of Directors hereby accept such resignation by the Executive, effective immediately. As a result, the employment of the Executive with the Company will cease effective as of the date hereof, although the Executive will remain on the payroll through October 31, 2006.

II.    Compensation and Benefits.

A.    Severance Payments. The Company will provide the Executive with severance pay in the amount of forty-seven thousand five hundred dollars ($47,500.00), subject to required state and federal withholding. Such amount shall be paid in twelve (12) equal bi-weekly installments of three thousand nine hundred fifty-eight dollars and thirty-three cents ($3,958.33), less applicable state and federal withholding, in accordance with the Company’s customary payroll practices, with the first installment commencing November 15, 2006. During the time that Executive is receiving the aforementioned severance payments, the Executive shall use his commercially reasonable efforts to assist the Company in the transition to its new President and in the completion of the additional duties set forth on Exhibit A (the “Additional Duties”), attached hereto.

B.    Health Care Benefits. The Company shall continue medical and dental insurance coverage for the Executive until the earlier of (i) April 30, 2007 or (ii) such time as the Executive secures employment which provides health insurance coverage substantially equivalent to that provided by the Company on the date hereof. The medical and dental coverage provided by the Company to the Executive hereby shall be consistent in all material respects to the coverage provided to him while an employee of the Company.

C.    Stock Options. The Executive may exercise all options vested as of the date hereof, in accordance with the terms of that certain Non-Qualified Stock Option Award Agreement with a grant date of March 1, 2005 (the “Award Agreement”) and of the NaturalNano, Inc. 2005 Incentive Stock Plan (the “Plan”). The Company agrees and acknowledges that options to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $0.05 per share (post-split), which options were granted by the Company to the Executive pursuant to the Award Agreement have become fully vested and are presently exercisable by the Executive. The Company agrees and acknowledges that such options may be exercised by the Executive at any time through March 1, 2015, that being the Expiration Date as set forth in the Award Agreement, and shall have such other benefits as provided in, and shall be subject to the terms and conditions of, the Plan. No additional options will vest subsequent to the date hereof.

D.    Other Employee Benefit Plans. This Agreement shall not affect the amount of the Executive’s vested benefits under the employee benefit plans in which he participates (the ”Vested Benefits”). The parties also acknowledge that after the date hereof, the Executive is not eligible to participate in the Company’s benefit plans except as specifically set forth in this Agreement.

E.    Payment of Employment Related Expenses. During the Executive’s employment and prior to the date hereof, the Executive incurred certain reimburseable expenses, including but not limited to travel expenses. The Company shall reimburse the Executive for such expenses which were incurred by him on or before the date hereof, upon presentation by the Executive to the Company of reasonably satisfactory statements and invoices, and subject to the Company’s normal approval process for reimbursement of expenses.

F.    Other Payments. Except for the Executive’s final paycheck for his services up to October 31, 2006, except for any earned but unused vacation pay, and except as is specifically provided herein, the Executive agrees that he has received all salary, benefits, bonuses, vacation and sick pay, and all other wages and benefits to which he was entitled from the Company, and he waives and releases any claim that he has not received the foregoing payments or benefits.

G.    The Executive acknowledges and agrees that the payments and insurance coverage set forth in Section II (A-F) above, exceed any and all obligations of the Company with respect to the Executive’s employment, and the termination of his employment with Company, and constitutes sufficient consideration for the release of claims set forth in Section III below.

H.    The Executive further agrees that he will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to any person or entity which or who have, or could reasonably be anticipated to have, business dealings with the Company, which remarks or comments reasonably could be construed to be derogatory or disparaging the Company or any of its 5% or greater shareholders known to the Executive, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company’s reputation or good will or to the reputation or good will of any person associated with the Company. The Company further agrees that neither it nor any of its officers, directors, employees, attorneys or agents or anyone acting under the direction of or with express authority from the Company will, at any time after the date hereof, make any remarks or comments, orally or in writing, to any person or entity which or who have, or could reasonably be anticipated to have, business dealings with the Executive, which remarks or comments reasonably could be construed to be derogatory or disparaging the Executive or any entity with which he may become affiliated, or which reasonably could be anticipated to be damaging or injurious to the Executive’s reputation or to the reputation or good will of any person associated with the Executive.

III.    Mutual General Release.

A.    In consideration of the undertakings and obligations of the parties, as set forth herein, and except for those obligations arising out of this Agreement, the parties hereto, for themselves and for their respective officers, directors, shareholders, heirs, executors, administrators, successors and assigns, as the case may be, each hereby covenant not to sue and fully release the other party, and its and his past and present parents, subsidiaries and affiliates, and its past and present directors, shareholders, officers, agents, representatives, employees, successors and assigns, as the case may be (hereinafter collectively referred to as “releasees”), jointly and individually, from any and all actions, causes of action, obligations, liabilities, judgments, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, extents, executions, claims and demands whatsoever, in law, admiralty or equity, whether liquidated or unliquidated, contingent or otherwise, whether specifically mentioned or not, which against the releasees, the releasing party ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of execution of this Agreement;

B.    The Executive acknowledges that this Release covers, without limitation, any claims arising out of or connected in any way with his employment with the Company or the termination of that employment, including any claims of discrimination on the basis of sex, disability, race, color, national origin, ancestry, age (including, without limitation, any right or claims under the federal law known as the Age Discrimination in Employment Act 29 U.S.C. §621, et seq.), creed, handicap, citizenship, ethnic characteristics, sexual or affectional preference or marital status and also includes, no matter how denominated or described, any claims of discrimination under any federal, state or local law, rule, regulation or executive order, and any claims of wrongful discharge or termination, breach of contract, written or oral, express or implied, breach of promise, public policy, retaliation, defamation, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, or other tort, perceived disability, history of disability, unpaid compensation (including, but not limited to, salary, wages, benefits, bonuses, severance pay, vacation pay and sick leave or personal leave pay) and any claims now known to the Executive arising under the Employee Retirement Income Security act of 1974;

C.    Each party hereto further acknowledges and agrees that this release extends to all claims of every kind and nature whatsoever, known or unknown, suspected or unsuspected, and each party acknowledges that it or he, as the case may be, may hereafter discover facts in addition to or different from those which it or he, as the case may be, knows or believes to be true with respect to the subject matter of this mutual general release, but that it is each parties respective intention to fully and finally settle and release hereby, without limitation, all such matters as well and, in furtherance of that intention, the foregoing release shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of such additional or different facts.

IV.    Confidential Information, Invention and Non-Competition Agreement.

The Executive acknowledges that during the course of his employment with the Company he had access to and possession of valuable confidential, proprietary and trade secret information. The Executive further acknowledges and agrees that during his employment he was bound by, and following the effective date of his resignation he will continue to be bound by, the Confidential Information, Invention and Non-Competition Agreement, dated January 1, 2005 (the “Confidentiality Agreement”), for the duration and to the extent provided therein. In consideration of the obligations undertaken by the Company pursuant to this Agreement, the Confidentiality Agreement is incorporated herein by reference and made a part hereof. To the extent that there is any inconsistency between this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.

V.    Insider Trading Policy.

The Executive agrees to continue to abide by the Company’s Insider Trading Policy in effect on the date hereof, for a period of six (6) months from the date hereof.

VI.    Other Terms of the Agreement.

A.    The Executive agrees that he will use his reasonable efforts to make himself available to provide information within his knowledge to the Company and its representatives to the extent such information is necessary for the Company to defend itself in any pending or future litigation, and to testify as necessary in such litigation; provided, however, that the Company shall compensate the Executive for any costs reasonably incurred by him in connection with his compliance with this Section VI(A).

B.    Nothing contained in this Agreement, nor its execution by the Company, shall be considered or deemed to be an admission by either party, or in the case of the Company, any of its affiliates, of any wrongdoing or any violation or breach of any federal, state or municipal law, statute, ordinance, rule, regulation or order.

C.    The Executive and the Company represent and acknowledge that in executing this Agreement they are not relying, and have not relied, upon any representation or statement by either party, their agents, representatives, or attorneys not set forth herein, and that this Agreement constitutes the entire agreement between the parties. Any oral or written representations, prior agreements, or understandings not reflected in this Agreement, including without limitation, the employment letter agreement dated January 3, 2005 and Amendment No. 1 thereto dated September 20, 2005, shall have no force or effect and are superseded by this Agreement, except that each of the Confidentiality Agreement, the Award Agreement and the Vested Benefits shall remain in full force and effect as set forth in Sections II and III of this Agreement.

D.    This Agreement shall at all times be construed and governed in accordance with the laws of the State of New York. It may not be changed orally. This Agreement may be executed simultaneously in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any dispute hereunder shall be subject to the jurisdiction and venue of the courts located in Monroe County, New York.

E.    If any provision of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, then such provision shall be severed from the Agreement and all other provisions of this Agreement shall remain in full force and effect.

F.    No promises or agreements modifying the terms of this Agreement shall be binding unless in writing and signed by the Executive and the Company with specific reference to this Agreement.

G.    By signing this Agreement, the Executive acknowledges and agrees that:

(1.)	He has been afforded a reasonable and sufficient period of time to review of this Agreement, for deliberation thereon and for negotiation of the terms thereof;

(2.)
That he has been specifically urged by the Company in writing to consult with legal counsel of his choice before signing this Agreement and that he has been represented be counsel of his choice in the negotiation of this Agreement;

(3.)	He has carefully read and understands the terms of this Agreement;

(4.)
He has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge and understanding of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder; and

(5.)
The only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to him by any person or entity whatsoever to cause him to sign this Agreement.

In witness whereof, the parties have executed this Agreement as of the date first above written.

/s/ Michael D. Riedlinger
Michael D. Riedlinger
STATE OF NEW YORK ) COUNTY OF MONROE ) ss:

On October 31, 2006, before me came Michael D. Riedlinger to me personally known and known to me to be the same person described herein and who executed the foregoing Instrument, and he duly acknowledged to me that he executed the same.

/s/ Mary Ellen O’Dell Schantz
Notary Public

Mary Ellen O’Dell Schantz Notary Public, State of New York Qualified in Monroe County Commission Expires Sept. 16, 2010

NATURALNANO, INC.

By:	/s/ Kathleen A. Browne
Kathleen A. Browne
Chief Financial Officer

STATE OF NEW YORK    )
COUNTY OF MONROE    ) ss:

On October 31, 2006, before me came Kathleen A. Browne, to me personally known and known to me to be the same person described herein and who executed the foregoing Instrument, and he duly acknowledged to me that he executed the same.

/s/ Paul M. LeFrois, Jr.
Notary Public

Paul M. LeFrois, Jr. Notary Public, State of New York, New York Monroe County No. 01LE5019379 Commission Expires 10/19/2009

EXHIBIT A

ADDITIONAL DUTIES

1.	Coordinate with the Company’s officers and directors regarding the orderly transfer of information and relationships with various parties.
2.
Transition of all Company files and all equipment to its main office in Rochester, New York, including, but not limited to: computer hard drive, computer files, discs, paper files, correspondence (internal and external), presentations, planning documents, equipment, contacts (lists, identification, relationship and contact information) and software. The Company will allow the Executive to keep his laptop after transfer of files.

3.	Document outstanding items and actions initiated.
4.	Coordinate transfer of all external material contacts, discussions and negotiations initiated or in progress with external parties
5.	Coordinate transfer of all intellectual property related materials, documentation and work in progress.